Exhibit 10.5

Consulting Agreement

This CONSULTING AGREEMENT is made this First day of June, 2004, by and between Senetek PLC, a company organized under the laws of England with its principal place of business at 620 Airpark Road, Napa, California 94558 (“Senetek” and, together with its subsidiaries, the “Company”) and Andreas Tobler, an individual residing at 14 Stack House, Cundy Street Flats, Cundy Street, London SW1W 9JS, United Kingdom (“Consultant”). This Agreement shall be effective as of May 1, 2004.

The Consultant has served as a Director and senior executive officer of the Company and the Company wishes to retain the Consultant, upon the cessation of his employment with the Company, to provide ongoing services as a consultant with a particular emphasis on the Company’s business in Europe, and the Consultant wishes to be so retained by the Company.

Accordingly, in consideration of the mutual promises set forth herein and in consideration for the execution and delivery of that certain agreement of even date herewith between Consultant and the Company in respect of the cessation of Consultant’s employment with the Company and related matters, Senetek and Consultant hereby agree as follows:

1. Consulting Services. Senetek hereby retains Consultant to provide consulting, advisory and other services to the Company in connection with the licensing or other disposition of its pharmaceutical assets related to parenteral drug delivery devices and erectile dysfunction treatment as well as the development, evaluation, testing and presentation of existing and new active ingredients for topical dermatological formulations (the “Consulting Services”) and Consultant hereby agrees to provide the Consulting Services, all on the terms and conditions hereof. The Consulting Services shall be performed personally by Consultant, unless Senetek shall otherwise agree in any particular case, provided however that Consultant may assign this Agreement to a wholly-owned company which will provide for Consultant’s personal services. The Consulting Services shall be performed at such place or places and at such time or times as Senetek may reasonably request, subject to Consultant’s prior business commitments and requests for personal accommodation.

2. Consulting Term. The term of this Agreement (the “Term”) shall commence as of May 1, 2004 and shall continue until November 1, 2005.

3. Consulting Fee; Expense Reimbursement. During the Term, the Company shall pay fees to Consultant at the rate of US$16,500 per month from the effective date hereof through October 30, 2004 and at the rate of US$8,250 per month for the remaining Term, payable monthly on the last day of each month via wire transfer to an account designated by Consultant, or such other account as Consultant may furnish from time to time.. In addition, the Company shall reimburse Consultant for out-of-pocket expenses incurred with Senetek’s prior approval in rendering Consulting Services (including reasonable travel, hotel and meal expenses, temporary living expenses if approved by

Senetek in advance and telecommunications, postage, photocopy and other like expenses). The Company shall reimburse consulting expenses monthly within thirty (30) days of Consultant submitting an itemized statement of expense reimbursement due, with original receipts attached for expenses in excess of $25. All such reimbursements shall be paid by wire transfer to the order of Consultant to an account designated by Consultant, or such other account as Consultant may furnish from time to time. If any payment hereunder shall be due on a day that is a bank holiday in the State of California, such payment shall be due on the next day on which commercial banks in California are open for business. Consultant shall be solely responsible for payment of any and all income taxes due with respect to Consultant’s receipt of all amounts paid hereunder. Consultant acknowledges that the Consulting fees and expense reimbursement provided for hereunder are the only compensation to which Consultant or any other party shall be entitled, by contract or otherwise, in consideration of providing the Consulting Services, other than payments due under that certain agreement of even date herewith related to Introductory and Performance Fees for Senetek Licensing.

4. Confidentiality. In connection with furnishing Consulting Services, Consultant agrees to comply with all of the provisions of the form of Confidentiality and Non-Disclosure Agreement annexed hereto with respect to Confidential Information of Senetek to the same extent as if he were a “Recipient” signatory thereto.

5. Status of Parties. Consultant acknowledges that Consultant’s status, as respects the Company and any third parties with which Consultant may come in contact in connection with furnishing Consulting Services, is that of a consultant and independent contractor and not an officer, employee or agent of the Company. Consultant agrees not to hold himself out as or represent himself as being, in performing Consulting Services or otherwise, authorized to make any representation or commitment on behalf of the Company or any statement to representatives of the general, business or scientific press on behalf of or for attribution to the Company, whether or not for publication.

6. Governing Law and Jurisdiction. This Agreement shall be governed by and construed and enforceable in accordance with the laws of the State of California, and the parties irrevocably submit to the exclusive jurisdiction of the courts of that State for the resolution of any disputes hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first set forth above.

SENETEK PLC		CONSULTANT

By:	/s/ Frank J. Massino	/s/ Andreas Tobler
	Frank J. Massino	Andreas Tobler
Chairman & CEO